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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE







                    SILICON GRAPHICS ANNOUNCES PRELIMINARY
                             FIRST QUARTER RESULTS

MOUNTAIN VIEW, Calif. (October 6, 1997)--Silicon Graphics, Inc. (NYSE:SGI) announced that, based on a preliminary analysis of its results for the quarter ended September 30, 1997, it expects to report revenue of approximately $760 million, compared to $765 million in the quarter ended September 30, 1996. The company expects a net loss of approximately $.20 per share, before giving effect to charges associated with the acquisition of ParaGraph International.

"We anticipated a seasonally weak September quarter, especially after record revenues in the June quarter." said Edward R. McCracken, chairman and chief executive officer. "But the results were significantly lower than our expectations. Our server business, which has accounted for significant growth in recent periods, had a disappointing quarter, especially in the United States. In hindsight, our strong June quarter, coupled with longer selling cycles associated with the enterprise business, affected demand in the September quarter to a greater extent than we anticipated."

"We believe that the markets that we're focused on are fundamentally healthy. However, we clearly need to intensify our marketing and sales programs to take advantage of these growth opportunities. At the same time we are reviewing our operating expenses in light of current business conditions," concluded McCracken.

These statements regarding estimated results are preliminary and based on partial information and management assumptions. The company expects to announce its actual results for the quarter on October 23, 1997.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997.

Silicon Graphics, Inc. is a leading supplier of high-performance interactive computing systems. Silicon Graphics and its subsidiaries have office throughout the world and headquarters in Mountain View, CA.